SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

       Date of Report (Date of earliest Event reported) December 1, 1998


                         THERMACELL TECHNOLOGIES, INC.
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             (Exact name of Registrant as specified in its charter

FLORIDA                       0-21279                  59-32233708
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(State or other           (Commission File No.)      (I.R.S. Employee
jurisdiction of                                       Identification No.)
incorporation)


1125 COMMERCE BOULEVARD SARASOTA, FLORIDA                    34690
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(Address of principal executive offices)                   (Zip Code)


Registrant's Telephone Number including area code:(941) 358-0306
                                                  --------------

5419 PROVOST DRIVE NEW PORT RICHEY, FLORIDA 34690
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(Former name or former address, if changed since last report.)

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ITEM 2. Acquisition and Disposition of Assets

         On December 1, 1998 Thermacell Technologies, Inc., (the "Company") acquired substantially all of the assets and liabilities of American Paints, Inc., a Pompano Beach, Florida based paint manufacturer. American Paints offers its customers over 2,000 different types of paints and coatings, servicing roofs to exterior walls, parking garages, pool decks, interior walls, balconies, decking as well as a complete line of tools and equipment. The Company has purchased the "American Paints" name and intends to continue to operate the business under the name of American Paints. The Company intends to co-market American Paint's product line with Thermacell's own line of products. Manufacturing will be consolidated at Thermacell's Atlas Paint factory located in Miami, Florida.

         The Company has acquired assets valued at $932,903 and liabilities totaling $334,888. (All figures are unaudited and based on American Paint's balance sheet dated October 31, 1998.) In consideration for the transfer of the assets and assumption of certain liabilities, the Company issued 572,000 shares of the Company's common stock. The shares of stock issued to American Paints are "Restricted Securities". However, the Company has agreed to register these shares for sale. In addition, the Company has assigned an assumed value to the shares of $1,100,000. This provision provides that if the net proceeds received by American Paints from the sale of any of the shares falls below the assumed value assigned by the Company, then the Company shall pay American Paint that sum of money necessary to make sure that American Paint has at least received the assumed value assigned to each block of stock.


Item 7. Financial Statements and Exhibits


(a) Financial Statements of American Paints Inc.

         It is impracticable to provide the required financial statements at this time. The required financial statements will be filed on a supplemental basis.

(b) Agreement for the sale of the Assets of American Paints, Inc.

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                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



THERMACELL TECHNOLOGIES, INC.


/s/ John Pidorenko
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By: John Pidorenko, president


DATE:____________________________




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